AMENDMENT TO SELLING DEALER AGREEMENT (DESTINY)

We (Fidelity Distributors Corporation) and You, <Client Name>, have entered into a Selling Dealer Agreement (the "Agreement") pursuant to which you may distribute shares of the Plans.

Paragraph 10(b) of the Agreement provides that "[w]e may amend any provision of this Agreement by giving you written notice of such amendment."

Accordingly, the Agreement is hereby amended as follows:

Section 2 (b) of the Agreement is hereby amended to include the following additional language:

Pursuant to the Military Personnel Financial Services Protection Act, you will not accept any application for a new Plan and will return any investment made in connection therewith. You will accept Plan applications and investments with respect to already existing Plans only to the extent necessary to allow Planholders to exercise their rights, including face-amount changes, under such already existing Plans.

This Amendment is effective October 27, 2006. Terms used herein and not defined herein are used with the meanings given them in the Agreement. Except as expressly provided herein, all provisions of the Agreement remain in effect.

Very truly yours,

Fidelity Distributors Corporation